Exhibit 99.2

N E W S R E L E A S E
Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	Eileen L. Beck
	(717) 225-2794	(717) 225-2793

GLATFELTER ANNOUNCES DEFINITIVE AGREEMENT TO SELL SPECIALTY PAPERS BUSINESS UNIT, CONCLUDING REVIEW OF STRATEGIC ALTERNATIVES

YORK, Pennsylvania – August 21, 2018 – Glatfelter (NYSE: GLT) today announced it has entered into a definitive agreement to sell its Specialty Papers Business Unit (“SPBU”) on a cash free and debt free basis to Lindsay Goldberg (the “Purchaser”) for a total sale price of $360 million.  The sale price includes approximately $320 million of cash proceeds and the assumption by the Purchaser of approximately $40 million of retiree healthcare liabilities.  The purchase price is subject to a customary working capital adjustment mechanism, as well as an adjustment for the retiree healthcare liabilities that the Purchaser will assume.  In addition, the Purchaser will assume approximately $250 million of pension liabilities relating to SPBU employees and receive approximately $300 million of related assets from Glatfelter’s existing pension plan.  The pension liability remaining with Glatfelter will continue to be significantly overfunded and no cash contributions are expected for the foreseeable future.  Net sales for SPBU for the 12 months ended June 30, 2018, were approximately $783 million.

“The divestiture of our Specialty Papers Business Unit represents a significant milestone for Glatfelter as we continue our transformation toward becoming a leading global engineered materials company.  We are focused on enhancing shareholder value by devoting our investments and resources to accelerating the growth potential of our Composite Fibers and Advanced Airlaid Materials business units,” said Dante C. Parrini, Chairman and Chief Executive Officer.  Mr. Parrini added, “We believe the sale of SPBU to Lindsay Goldberg creates an excellent opportunity for the business and its employees, who have remained steadfast in their dedication to Glatfelter and our customers.”

Net cash proceeds from the transaction will be used to pay down debt, to fund the previously announced acquisition of Georgia-Pacific’s European nonwovens business, and for general corporate purposes. The transaction is expected to close during the fourth quarter of 2018, subject to satisfaction of customary closing conditions.

As announced in February, the Glatfelter Board of Directors and management team commenced a review of potential strategic alternatives for the Specialty Papers business unit as part of their ongoing commitment to maximizing shareholder value. This definitive agreement represents the successful conclusion of that review process.

 Credit Suisse is serving as financial advisor and Shearman & Sterling as legal advisor to Glatfelter on the transaction.

We have prepared additional information about this transaction, including pro forma financial information that illustrates the anticipated impact of the transacton on our financial condition and results of operations.  This information is available on the investor relations section of our website at www.Glatfelter.com.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements.  Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, and economic conditions in the U.S., demand for or pricing of its products, market growth rates and currency exchange rates.  In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a global supplier of specialty papers and engineered materials, offering innovation, world-class service and over a century and a half of technical expertise.  Headquartered in York, PA, the Company employs approximately 4,200 people and serves customers in over 100 countries. U.S. operations include facilities in Arkansas, Pennsylvania and Ohio. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in China and Russia.  Glatfelter’s sales approximate $1.6 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT.  Additional information may be found at www.glatfelter.com.

About Lindsay Goldberg

Lindsay Goldberg is a private investment firm that focuses on partnering with families, founders and long-term oriented management teams seeking to actively build their businesses.  For more information about Lindsay Goldberg, please visit www.lindsaygoldbergllc.com.